UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Corrigan, John M.
   The Estee Lauder Companies Inc.
   7 Corporate Center Drive
   Melville, NY  11747-3166
2. Issuer Name and Ticker or Trading Symbol
   The Estee Lauder Companies Inc.
   EL
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   06/30/2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President -- Global Information Services
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Class Common Stock         |06/08/|M   | |2,166             |A  |$13.00     |                   |D     |                           |
                           |2000  |    | |                  |   |           |                   |      |                           |
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Class Common Stock         |06/08/|S   | |2,166             |D  |$45.3125   |                   |D     |                           |
                           |2000  |    | |                  |   |           |                   |      |                           |
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Class Common Stock         |06/08/|M   | |4,599             |A  |$21.3125   |                   |D     |                           |
                           |2000  |    | |                  |   |           |                   |      |                           |
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Class Common Stock         |06/08/|S   | |4,599             |D  |$45.3125   |20                 |D     |                           |
                           |2000  |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Option (Right to Buy) |$13.00  |6/8/2|M   | |2,166      |D  |(1)  |11/16|Class A Comm|2,166  |$45.312|16,668      |D  |            |
                      |        |000  |    | |           |   |     |/  20|on Stock    |       |5      |            |   |            |
                      |        |     |    | |           |   |     |05   |            |       |       |            |   |            |
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Option (Right to Buy) |$21.3125|6/8/2|M   | |4,599      |D  |(2)  |09/15|Class A Comm|4,599  |$45.312|38,734      |D  |            |
                      |        |000  |    | |           |   |     |/  20|on          |       |5      |            |   |            |
                      |        |     |    | |           |   |     |06   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
1. The employee stock option is exercisable in three substantially equal annual installments beginning on January 1, 1999.
2. The employee stock option is exercisable in three substantially equal annual installments beginning on January 1, 2000.
SIGNATURE OF REPORTING PERSON
John M. Corrigan
DATE
07/06/2000